Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THE TAG BUSINESS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of the TAG Business for the nine months ended September 30, 2022 and 2021. The following discussion and analysis of results of operations and financial condition should be read in conjunction with the unaudited condensed consolidated financial statements of the TAG Business as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, together with related notes thereto filed as Exhibit 99.1 and Exhibit 99.2 to the Amendment No. 1 to the Current Report on Form 8-K/A (the “Form 8-K/A”) to which this Exhibit is filed.

This discussion contains forward-looking statements based upon expectations, estimates, and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed below and in AGBA Group Holding Limited’s Current Report on Form 8-K filed with the SEC on November 18, 2022, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

The Business Combination

On November 14, 2022, the TAG Business and its sole shareholder, TAG, consummated the Business Combination with AGBA Acquisition Limited. Pursuant to the Business Combination Agreement, (i) AGBA Acquisition Limited became, through an acquisition merger, the 100% owner of the issued and outstanding securities of each of TAG International Limited (“B2B”) and TAG Asia Capital Holdings Limited (“Fintech), in exchange for 55,500,000 ordinary shares of AGBA, par value US$0.001 per share to TAG (subject to certain indemnity holdback provisions in the Business Combination Agreement). This resulted in AGBA acquiring the TAG Business; (ii) the governing documents of AGBA were amended and restated, becoming the Fifth Amended and Restated Memorandum and Articles of Association; (iii) the number of AGBA’s authorized ordinary shares was increased from 100 million to 200 million, and (iv) AGBA’s name changed to “AGBA Group Holding Limited.”

References in this section to the “TAG Business” generally refer to TAG International Limited, TAG Asia Capital Holdings Limited, and their consolidated subsidiaries following the OPH Merger but prior to the Business Combination. All capitalized terms not otherwise defined herein have the meaning given to them in the definitive proxy statement on Schedule 14A of AGBA Acquisition Limited, filed with the SEC on October 28, 2022, as amended (the “Proxy Statement”).

The Business Combination is anticipated to be accounted for as a reverse merger in accordance with U.S. GAAP.  Under this method of accounting, AGBA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on TAG expecting to have a majority of the voting power of the post-combination company, TAG’s senior management comprising all of the senior management of the Post-Combination Company, the relative size of the TAG Business compared to AGBA, and the TAG Business’s operations comprising the ongoing operations of the Post-Combination Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the TAG Business issuing shares for the net assets of AGBA, accompanied by a recapitalization. The net assets of AGBA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the TAG Business.

Overview

The TAG Business has, to date, sat within a broader portfolio of platforms that provides products and infrastructure for marketplaces that bring together producers and consumers, encompassing business-to-business, financial technology (fintech), healthcare, and retail. The TAG Business serves over 400,000 individual and corporate customers and offers 1,800 financial products. Most TAG Business customers remain active as of September 30, 2022, as the TAG Business has maintained sales activities with such customers within the past 12 months.

The TAG Business currently operates two lines of business, comprising of:

The B2B business, through B2B and its subsidiaries, operates under the OnePlatform brand, and offers a full-service platform to banks, other financial institutions, brokers, and individual independent financial advisors to advise and serve their retail clients. Its technology-enabled platform offers a wide range of financial products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds, money lending, and real estate agency.

The B2B business mainly covers four core areas:

1.	Insurance Brokerage, through its subsidiary OnePlatform Wealth Management Limited;

2.	Asset Management, through its subsidiaries OnePlatform Asset Management Limited and Kerberos (Nominee) Limited;

3.	Real Estate Agency, through its subsidiary OnePlatform International Property Limited; and

4.	Money Lending, through its subsidiaries Maxthree Limited, OnePlatform Credit Limited, Hong Kong Credit Corporation Limited, Trendy Reach Holdings Limited, and Profit Vision Limited.

The Fintech business manages an ensemble of financial technology investments and operates through Fintech and its subsidiaries, TAG Technologies Limited, AGBA Group Limited, and Tandem Fintech Limited, a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments, and social sharing. The core Fintech assets are:

1.	An investment in Tandem, a UK digital bank;

2.	An investment in CurrencyFair, a peer-to-peer remittance company;

3.	An investment in Oscar, a US direct-to-consumer digital health insurer;

4.	An investment in Goxip, a fashion media platform based in Hong Kong;

5.	A previous investment in Nutmeg, a UK-based digital wealth manager, focused on robo-advisory and digital wealth management services. This investment is no longer held by Fintech, with the cash realized from the sale of the investment; and

6.	An investment in HCMPS, a healthcare management organization based in Hong Kong.

Fintech also launched and operated Tandem Hong Kong in November 2020 as a health and wealth management platform that serves as a gateway to expand the TAG Business’s market share by acquiring new members through digital channels and enhancing customer experience. Tandem Hong Kong aggregates a broad spectrum of services and value-added information in health, insurance, investments, and social sharing. It has retained approximately 22,000 members as of October 31, 2022.

While the Post-Combination Company will operate as a separate company from the Legacy Group following the Business Combination, several existing support arrangements and agreements between certain subsidiaries of the TAG Business and certain members of the Legacy Group will continue. See the section of the Proxy Statement entitled “Certain Transactions and Related Party Transactions — Certain Transactions of the TAG Business.” Both AGBA and TAG expect the Post-Combination Company to benefit from collaboration, cross-selling, and knowledge sharing opportunities between the Post-Combination Company and the Legacy Group.

B2B

The B2B business through B2B and its subsidiaries, offers a full-service platform to financial institutions, brokers, and independent financial advisors to advise and serve their retail customers. Its financial services and investment products mainly comprise mutual fund distributions, portfolio management, money lending, insurance and Mandatory Provident Fund (MPF) products, and international real estate referral and brokerage services. Each of the key operating subsidiaries are discussed below.

OnePlatform Asset Management Limited offers financial products and provides discretionary management services to retail customers in Hong Kong (the “Asset Management Business”). It primarily distributes mutual funds denominated in HK$, US$, and other currencies. The total number of registered clients as of December 31, 2020 and 2021 and September 30, 2022 was 4,955, 4,937 and 4,911, respectively. As of September 30, 2022, the aggregate value of financial products (mainly mutual funds) distributed and managed by the Asset Management Business was approximately US$374 million (HK$2,918 million). This represented a decrease of 35.7% from US$581 million (HK$4,536 million) aggregate value financial products (mainly mutual funds) distributed and managed by the business for the year ended December 31, 2021. This decrease was mainly attributable to the under-performance of overall investment portfolios, as a result of the downturn in global capital markets and global interest rate rises in the past three quarters of 2022.

Hong Kong Credit Corporation Limited (“HKCC” or the “Money Lending Business”), offers mortgage loans to retail customers in Hong Kong. As of September 30, 2022, HKCC’s aggregate loan value amounted to US$1.6 million (HK$12.4 million), representing a drop of 59.0% compared to the amount as of December 31, 2021 of US$3.9 million (HK$30.4 million). This decrease is primarily attributable to the reduced loan origination since the fourth quarter of 2020, which continued in 2021, as a result of the tighter measures implemented by the TAG Business to mitigate risk from the unstable global economy and interest rate fluctuation.

Between 2019 and September 30, 2022, OnePlatform Wealth Management Limited (“OWM” or the “Insurance Brokerage Business”), underwent a business transformation to become a platform that offers a full suite of life insurance, property-casualty insurance brokerage, and MPF products. This transformation is primarily attributable to the company’s reactivation of its insurance and MPF licenses issued by the Insurance Authority and the MPF Authority of Hong Kong (see the section entitled “Information about the TAG Business — Segments of B2B” of the Proxy Statement). OWM has built a one-of-a-kind infrastructure in product intelligence, transaction operations, and technology support to serve the internal distribution channel of the Legacy Group, including CFS, and to serve external corporate customers in Hong Kong. In addition to the platform infrastructure that the entity offers to its customers, it also offers its decades-long capabilities in training and talent development to clients.

OnePlatform International Property Limited is a real estate agency based in Hong Kong, which sells properties mainly in the UK, Australia, Japan, Malaysia, Thailand, and Cambodia (the “Real Estate Agency Business”). Established in 2014, the business provides one-stop sales, leasing, agency, and advisory services for international real estate. It primarily sources international properties and expands its customer base and connects with purchasers mainly by organizing seminars and marketing events in Hong Kong. The Real Estate Agency Business sold approximately 15 and 10 overseas properties in each of the nine months ended September 30, 2022 and 2021, respectively.

Fintech

The Fintech business has collected an ensemble of valuable fintech assets in its investment portfolio. Fintech’s management team has strived to establish the business as a leading name in the fintech investment sector. An overview of the fintech portfolio is shown as below:

	Carrying amount in US$ thousands
	December 31, 2020	December 31, 2021	September 30, 2022
Tandem Money Limited	12,435	17,912	14,762
Nutmeg Saving and Investment Limited	48,980	—	—
CurrencyFair Limited	5,435	5,790	10,881
Oscar Health Inc.	20,270	7,795	4,956
Goxip Inc.	1,277	1,271	1,264
HCMPS Healthcare Holdings Limited	—	523	520

Notes:

(1)	Carrying amount represents Fintech’s attributable interest in the investment portfolio asset.

(2)	Tandem Money Limited (Tandem) is a challenger bank in the United Kingdom, offering a full suite of products across saving and lending.

(3)	Nutmeg Saving and Investment Limited (Nutmeg) is a United Kingdom-based digital wealth manager, focused on robo-advisory and digital wealth management services. However, Fintech no longer holds an investment in Nutmeg as of the date of this filing, with the cash realized from the sale of the investment. See the section entitled “Information about the TAG Business — Nutmeg” in the Proxy Statement.

(4)	CurrencyFair Limited is a technology-driven currency exchange and international payments company based in Ireland. In 2021, CurrencyFair merged with Australia-based Assembly Payments Limited, whose platform automates complex payment workflows. Following the merger, the business re-branded to “Zai”, with CurrencyFair as Zai’s consumer brand.

(5)	Oscar Health Inc. (formerly known as Mulberry Health Inc.) is a digital health insurance company based in New York that utilizes technologies including telemedicine. This healthcare focused technology allows easier customer interfacing and transparent claims pricing systems.

(6)	Goxip Inc. is a fashion media platform based in Hong Kong used by over one million high-end fashion shoppers. Its digital marketing arm matches key opinion leaders with marketers and brands for launching and monetizing marketing campaigns.

(7)	HCMPS Healthcare Holdings Limited is a healthcare management organization based in Hong Kong, which offers its patients a full range of medical services, including general services, specialist services, physiotherapy, Chinese medicine, dental, vaccination, X-ray, laboratories, and imaging services.

Tandem Hong Kong

Tandem Hong Kong is a digital B2C health and wealth platform launched in November 2020, which provides a comprehensive suite of wealth management services to consumers with a health focus. Tandem Hong Kong aims to offer customers an integrated financial solution with health-related services as the foundation, and through this solution improve the sales of health and life insurance products as well as cross-selling from other business units through Tandem Hong Kong. Tandem Hong Kong generated no revenue during the nine months ended September 30, 2022 and 2021, respectively.

Basis of Presentation

The accompanying historical combined financial statements of the TAG Business included with the Form 8-K/A were derived from the combined financial statements and accounting records of the TAG Business. These combined financial statements reflect the combined historical results of operations, financial positions, and cash flows of B2B and Fintech Business as they were historically managed in conformity with U.S. GAAP. Therefore, the historical combined financial information may not be indicative of the future performance of the TAG Business or the Post-Combination Company and does not necessarily reflect what the combined results of operations, financial condition, and cash flows would have been had the TAG Business operated as a separate, publicly traded company during the periods presented, particularly because of changes that are expected in the future as a result of the Business Combination, including changes in the financing, cash management, operations, cost structure, and talent needs of the TAG Business.

The combined financial statements of the TAG Business include certain assets and liabilities that have historically been held as part of the larger Legacy Group but are specifically identifiable or otherwise allocable to the TAG Business.

The new infrastructures and initiatives developed by the Legacy Group in recent years will remain accessible to the Post-Combination Company. Additionally, the TAG Business expects that the administrative services agreements implemented between certain subsidiaries of the Legacy Group, such as TAG Financial Holdings Limited will continue after the Business Combination and until either party thereto provides one month written notice of termination, to ensure continued smooth operation of the carved-out TAG Business and the remaining Legacy Group entities on a stand-alone basis. The scope of services included in these services agreements includes administrative support such as office space and other office essentials for the key operating subsidiaries of the Post-Combination Company’s business. The cost of these services is generally allocated to the TAG Business based on the proportion of manpower and actual utilization of support. See “Certain Transactions and Related Party Transactions — Certain Transactions of the TAG Business — Administrative Services Agreements.” Both the TAG Business and the Legacy Group consider these allocations a reasonable reflection of the benefits received by the TAG Business during the periods presented.

COVID-19 Pandemic

Management of the TAG Business is closely monitoring the global public health response and economic impacts of COVID-19. There is significant uncertainty related to the economic outcomes from this global pandemic, including the response of the national, regional, and local governments as well as regulators and stock exchanges. Despite this uncertainty, the management of the TAG Business has taken proactive measures to respond to the pandemic and believes that the TAG Business and its subsidiaries are well positioned to continue serving its clients in the same manner as its clients have come to expect. See the section entitled “Information about the TAG Business — COVID-19 Response” in the Proxy Statement for additional information on the measures that the TAG Business has taken in response to the pandemic.

The COVID-19 pandemic has had, and continues to have, a significant impact on the economies and the communities in which the TAG Business operates, particularly Hong Kong. While the pandemic’s long-term effects on the macroeconomic environment have yet to be fully determined and could continue for months or years, the management of the TAG Business expects that the pandemic and governmental programs created as a response to the pandemic, may affect key aspects of its business, including decreased customer demand, unpredictable liquidity for the TAG Business, and stress on its employees. Such effects, if they continue for a prolonged period, may have a material adverse effect on the business and results of operations of the TAG Business. For additional discussion of these risks, see the section of the Proxy Statement entitled “Risk Factors — Risk Factors Relating to the TAG Business — Given the significant global health, market, employment and economic impacts of the COVID-19 pandemic and the uncertainty of its duration, the TAG Business may experience negative impacts to its financial and operating performance and business prospects.”

Financial Condition

The period-over-period balance sheet analysis presented below should be reviewed in conjunction with the TAG Business’s unaudited condensed combined financial statements for the nine months ended September 30, 2022 and 2021. The following table sets forth the TAG Business’s key balance sheet items as of September 30, 2022 and December 31, 2021:

	As of
	September 30, 2022	December 31, 2021	Variance
	(US$ in thousands)		$	%
Current assets:
Cash and cash equivalents	$16,261	$38,596	-22,335	-57.87
Restricted cash	34,678	34,486	192	0.56
Loans receivable, net	514	124	390	314.52
Earnest deposit	—	7,182	-7,182	-100.00
Consideration receivable	—	1,861	-1,861	-100.00
Others	3,324	1,530	1,794	117.25
Total current assets	54,777	83,779	-29,002	-34.62

Non-current assets:
Loans receivable, net	1,070	3,785	-2,715	-71.73
Property and equipment, net	7,324	1,654	5,670	342.81
Long-term investments, net	32,383	33,292	-909	-2.73
Total non-current assets	40,777	38,731	2,046	5.28
Total assets	95,554	122,510	-26,956	-22.00

Current liabilities:
Escrow liabilities	34,678	34,486	192	0.56
Borrowings	4,453	—	4,453	N/A
Income tax payable	23,376	23,029	347	1.51
Others	6,615	3,849	2,766	71.86
Total current liabilities	69,122	61,364	7,758	12.64
Long-term liabilities	39	—	39	N/A
Total liabilities	69,161	61,364	7,797	12.71
Total shareholder’s equity	$26,393	$61,146	-34,753	-56.84

Current assets decreased by approximately US$29.00 million from December 31, 2021 to September 30, 2022, primarily due to a decrease of US$22.33 million in cash and cash equivalents as a result of US$17.44 million of dividend payment to the Legacy Group, a decrease of US$1.86 million of consideration receivable, and a decrease of US$7.18 million of earnest deposit, offset by an increase of US$1.8 million in other assets.

Non-current assets increased by approximately US$2.05 million from December 31, 2021 to September 30, 2022, primarily due to the addition of US$5.67 million in office property, offset by a decrease of US$0.91 million in the changes in fair values of long-term investments and a decrease of US$2.7 million in loans receivable, as a result of loan repayment by the TAG Business’s customers.

Total liabilities increased by approximately US$7.80 million from December 31, 2021 to September 30, 2022, primarily due to an increase of US$4.45 million in borrowings, US$2.77 million in accounts payable and accrued liabilities, and US$0.35 million in income tax payable.

Total shareholder’s equity decreased by approximately US$34.75 million from December 31, 2021 to September 30, 2022, mainly attributable to the distribution of special dividend of US$47.00 million, offset by receivables from the Legacy Group of US$29.56 million, with a net loss of US$13.73 million for the current period and foreign currency translation loss of US$0.42 million.

Results of Operations

The success of the TAG Business’s business strategy is dependent, in part, upon the availability of additional capital resources on terms satisfactory to management. The TAG Business’s main sources of capital in the past have included advances from stockholders and affiliates. There can be no assurance that the TAG Business can raise such additional capital resources on satisfactory terms (or at all) in the future. The management of the TAG Business estimates that currently available cash will not be able to provide sufficient funds for the TAG Business to meet its planned obligations for the 12 months from September 30, 2022.

On November 14, 2022, the TAG Business and its sole shareholder completed its business combination with AGBA Acquisition Limited. The post-combination company has been renamed “AGBA Group Holding Limited” and its ordinary shares and warrants began trading on the Nasdaq Capital Market on November 15, 2022 under the ticker symbols “AGBA” and “AGBAW,” respectively. While the management of the TAG Business believes that the Business Combination transaction significantly increases its ability to access the capital going forward, it also anticipates that following the Business Combination it may continue to rely on equity sales of common shares of the Post-Combination Company in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders of the Post-Combination Company. There is no assurance that the Post-Combination Company will achieve any additional sales of its equity securities or arrange for debt or other financing to fund its plan of operations. See “— Liquidity and Going Concern” below.

Comparison of the nine months ended September 30, 2022 and 2021

The results of operations presented below should be reviewed in conjunction with the TAG Business’s unaudited condensed combined financial statements for the nine months ended September 30, 2022 and 2021, and the notes thereto filed as part of this Form 8-K/A. The following table sets forth the TAG Business’s combined results of operations data for the nine months ended September 30, 2022 and 2021:

	Nine months ended September 30,
	2022	2021	Variance
	(US$ in thousands)		$	%
Revenues:
Interest income:
Loans	137	860	-723	-84.07
Total interest income	137	860	-723	-84.07
Non-interest income:
One-time commissions	15,933	4,028	11,905	295.56
Recurring service fees	2,615	3,385	-770	-22.75
Total non-interest income	18,548	7,413	11,135	150.21
Total revenues from others	18,685	8,273	10,412	125.86
Non-interest income:
Recurring service fees	725	701	24	3.42
Total revenues from related parties	725	701	24	3.42
Total revenues	19,410	8,974	10,436	116.29
Operating cost and expenses:
Interest expense	(20)	(484)	-464	-95.87
Commission expense	(11,219)	(2,954)	8,265	279.79
Selling expense	(246)	(80)	166	207.50
General and administrative expenses	(14,371)	(9,804)	4,567	46.58
Total operating cost and expenses	(25,856)	(13,322)	12,534	94.08
Loss from operation	(6,446)	(4,348)	2,098	48.25
Other income (expense):
Bank interest income	24	37	-13	-35.14
Interest income, related party	—	180	-180	-100.00
Foreign exchange loss, net	(4,690)	(41)	4,649	11,339.02
Loss on equity method investments	—	(1,597)	1,597	-100.00
Investment (loss) income, net	(2,793)	136,291	-139,084	-102.05
Sundry income	406	397	9	2.27
Total other expense, net	(7,053)	135,267	-142,320	-105.21
Loss before income taxes	(13,499)	130,919	-144,418	-110.31
Income tax expense	(233)	(23,506)	-23,273	-99.01
NET LOSS	(13,732)	107,413	-121,145	-112.78

Revenue

The following table summarizes the changes in revenue from the nine months ended September 30, 2022, as compared to the corresponding period ended September 30, 2021:

	Nine months ended September 30
	2022	2021	Variance
	(US$ in thousands)		$	%
Business segment
Insurance Brokerage Business	14,307	733	13,574	1,851.84
Asset Management Business	4,803	7,244	-2,441	-33.70
Money Lending Business	137	860	-723	-84.07
Real Estate Agency Business	163	137	26	18.98
Fintech Business	—	—	—	—
TOTAL	19,410	8,974	10,436	116.29

The Insurance Brokerage Business contributed 73.71% and 8.17% of the total revenue of the TAG Business for the nine months ended September 30, 2022 and 2021, respectively. Income from the Insurance Brokerage Business significantly increased by US$13.57 million, or 1,851.84%, from US$0.73 million in 2021 to US$14.31 million in 2022. During the nine months ended September 30, 2022, the TAG Business has expanded its Insurance Brokerage Business and recruited approximately 2,000 additional consultants to solicit more insurance products. As a result, the number of new insurance policies sharply increased during this period.

Summarized revenue breakdown by product and type of contracts:

	Nine months ended September 30,
	2022	2021	Variance
	(US$ in thousands)		$	%
By product:
Life insurance	$14,014	$693	13,321	1,922.22
Property-casualty insurance	136	24	112	466.67
Mandatory provident fund and related revenues	157	16	141	881.25
	$14,307	$733	13,574	1,851.84

By the type of contracts:
– New and or current year	$13,718	561	13,157	2,345.28
– Recurring	589	172	417	242.44
	$14,307	$733	13,574	1,851.84

Asset Management Business

	Nine months ended September 30,
	2022	2021	Variance
	(US$ in thousands)		$	%
One-time commissions	$1,463	$3,158	-1,695	-53.67
Recurring service fees	3,340	4,086	-746	-18.26
	$4,803	$7,244	-2,441	-33.70

The Asset Management Business’s income from portfolio fund management and discretionary mutual fund products contributed 24.74% and 80.72% of the total revenue for nine months ended September 30, 2022 and 2021, respectively. One-time commission income decreased by US$1.70 million, or 53.67%, during this period primarily attributable to the significant decline in the Assets Under Management (“AUM”) subscription during the period ended September 30, 2022 under the impact of the continued pandemic restriction policy in Hong Kong and global economic instability. Recurring service fee income also decreased by US$0.75 million, or 18.26%, due to under-performance of AUM portfolio. The AUM as of September 30, 2022 amounted to US$374.1 million, as compared to the AUM as of December 31, 2021, which amounted to US$581.5 million. The significant decline of 35.67% is primarily due to a downturn in global capital markets and global interest rate rises in the past three quarters of 2022.

Summarized movement of AUM for the following years:

	Nine months ended September 30, 2022			Nine months ended September 30, 2021
	Equity	Fixed Income	Total	Equity	Fixed Income	Total
	(US$ in thousands)			(US$ in thousands)
Balance, beginning of period	581,310	203	581,513	586,692	1,685	588,377
Subscription	46,039	—	46,039	95,750	—	95,750
Redemption	(74,190)	—	(74,190)	(263,936)	(1,481)	(265,417)
Market price changes	(179,245)	(3)	(179,248)	118,411	2	118,413
Balance, end of period	373,914	200	374,114	536,917	206	537,123

The Money Lending Business contributed 0.71% and 9.58% of the total revenue for the nine months ended September 30, 2022 and 2021, respectively. Income from the Money Lending Business decreased by US$0.72 million, or 84.07%, from US$0.86 million in 2021 to US$0.14 million in 2022, primarily attributable to the reduction in loans portfolio with early repayments of certain mortgage loans during the nine months ended September 30, 2021. With global interest rate rises during the pandemic period, particularly in the past three quarters of 2022, the Money Lending Business has assessed the impact of rising interest rate and imposed a higher level of risk measures to approve the new loans; as a result, the addition of new loans is limited.

The Real Estate Agency Business contributed 0.84% and 1.53% of the total revenue for the nine months ended September 30, 2022 and 2021, respectively. Income from the Real Estate Agency Business increased by US$0.03 million, or 18.98%, from US$0.14 million in 2021 to US$0.16 million in 2022, primarily attributable to the reduction in real estate property sale transactions incurred during the nine months ended September 30, 2022.

Fintech generated no revenue for the nine months ended September 30, 2022 and 2021. The unrealized gains and losses of the Fintech investments are presented under other income and expenses in the statements of operations.

Operating Expenses

Commission Expense

	Nine months ended September 30,
	2022	2021	Variance
	(US$ in thousands)		$	%
Asset management	$1,518	$2,655	-1,137	-42.82
Insurance brokerage	9,630	252	9,378	3,721.43
Money lending	—	—	—	—
Real estate agency	71	47	24	51.06
Fintech	—	—	—	—
Total	$11,219	$2,954	8,265	279.79

The total commission expense increased by US$8.27 million, or 279.79%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. The increase is mainly led by the Insurance Brokerage Business due to its significant revenue growth.

The Asset Management Business contributed 13.53% and 89.88% of the total commission expense for nine months ended September 30, 2022 and 2021, respectively. Commission expense for the Asset Management Business decreased by US$1.14 million, or 42.82%, from US$2.66 million in 2021 to US$1.52 million in 2022. The decrease in commission expense for the Asset Management Business is in line with the decrease in revenue generated from the Asset Management Business which is primarily due to a downturn in global capital markets and global interest rate rises in the past three quarters of 2022.

The Insurance Brokerage Business contributed 85.84% and 8.53% of the total commission expense for the nine months ended September 30, 2022 and 2021, respectively. Commission expense for the Insurance Brokerage Business increased significantly by US$9.38 million, or 3,721.43%, from US$0.25 million in 2021 to US$9.63 million in 2022. As a result of the business expansion in Insurance Brokerage Business, commission expense is significantly increased in line with its rapid sales growth.

The Real Estate Agency Business contributed the remaining 0.63% and 1.59% of the total commission expense for the nine months ended September 30, 2022 and 2021, respectively. Commission expense for the Real Estate Agency Business increased by US$0.02 million, or 51.06%, from US$0.05 million in 2021 to US$0.07 million in 2022. Primary attributable to the reduction in real estate property sale transactions incurred during the nine months ended September 30, 2022, the increase in commission expense for the Real Estate Agency Business is in line with the increase in revenue generated from the Real Estate Agency Business over this period.

General and Administrative Expenses

	Nine months ended September 30,
	2022	2021	Variance
	(US$ in thousands)		$	%
Depreciation	$288	$34	254	747.06
Financial data subscription expense	401	117	284	242.74
Information technology expenses	619	238	381	160.08
Legal and professional fees	711	1,099	-388	-35.30
Management fee expense	657	1,385	-728	-52.56
Office and administrative expenses	780	484	296	61.16
Consultancy fee	1,063	38	1,025	2,697.37
Others	211	256	-45	17.58
Salaries and allowances	9,641	6,153	3,488	56.69
Total	$14,371	$9,804	4,567	46.58

The total general and administrative expenses of the TAG Business increased by US$4.57 million, or 46.58%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. The net increase was mainly due to the increase in salaries and allowances of US$3.49 million, information technology expenses of US$0.38 million, financial data subscription expenses of US$0.28 million, depreciation of US$0.25 million, office and administrative expenses of US$0.30 million, and consultancy costs of US$1.06 million, offset by the decrease in management fee expense of US$0.73 million, and legal and professional fees of US$0.39 million.

To achieve its business expansion, the TAG Business recruited more consultants to booster its sales force by increasing the salaries and allowances from US$6.15 million in 2021 to US$9.64 million in 2022. The TAG Business also enhanced and revamped its business IT platform by increasing financial data subscription and information technology expenses over the same period from US$0.36 million in 2021 to US$1.02 million in 2022.

Loss from Operations

Loss from operations increased by US$2.10 million, or 48.25%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. The increase was mainly due to the increase in operating expenses of US$12.53 million or 94.08%.

Other income (expense), net

Bank Interest Income

Bank interest income decreased by US$0.01 million, or 35.14%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, due to the decrease in the TAG Business’s bank balance at September 30, 2022, as compared to December 31, 2021.

Interest Income, Related Party

Interest income, related party mainly represented the bond interest income derived from certain corporate bonds issued by the Legacy Group, which were purchased in September 2020. No interest income was generated for the nine months ended September 30, 2022, as compared to US$0.18 million of interest income for the nine months ended September 30, 2021.

Foreign Exchange Loss, net

Foreign exchange loss, net mainly represented the unrealized net foreign exchange loss from the translation of long-term investments, which are mostly denominated in Sterling, with unfavorable currency fluctuations. The net foreign exchange loss increased by US$4.65 million or 11,339.02% for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, due to the weaker Sterling exchange rate in 2022.

Loss on Equity Method Investments

Loss on equity method investment mainly represented the TAG Business’s share of the investees’ losses in Nutmeg, which was fully sold in October 2021. No loss was shared by the TAG Business for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. In between the two dates, the loss on equity method investment decreased by US$1.6 million, or 100.00%.

Investment (Loss) Income, Net

Investment loss increased by US$139.08 million, or 102.05%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, mainly as a result of the realized gain in disposal of Nutmeg investments of US$139.24 million during the nine months ended September 30, 2021.

Income Tax Expense

Income tax expense decreased by US$23.27 million, or 99.01%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily attributable to the gain on disposal of investment during the nine months ended September 30, 2021.

Net Loss

Net loss decreased by US$121.15 million, or 112.78%, for the nine months ended September 30, 2022, as compared to September 30, 2021, due to an increase in commission expense of US$8.27 million, general and administrative expenses of US$4.57 million, foreign exchange difference of US$4.65 million, and investment loss of US$139.08 million.

Liquidity and Capital Resources

Sources of Liquidity

The TAG Business has a history of operating losses and negative cash flow. Commencing in 2021, the TAG Business achieved profitability from the investments managed by Fintech and obtained cash proceeds of approximately US$186.82 million from the sale of its investment (Nutmeg) during the year ended December 31, 2021. The remaining balance from the sale proceeds of US$1.86 million was subsequently received in January 2022. The TAG Business, in turn, repaid a net amount of approximately US$163.80 million to the Legacy Group to pay off outstanding debt, and paid US$7.18 million as earnest deposit for the purchase of office building from the Legacy Group. Also, the TAG Business paid US$3.43 million for the addition in long-term investments. As of December 31, 2021, the TAG Business had a cash balance of US$38.6 million.

During the nine months ended September 30, 2022, the TAG Business suffered from a net loss of US$13.73 million and reported a working capital deficit of US$14.35 million. As of September 30, 2022, the cash balance of the TAG Business was US$16.26 million for working capital use. The management of the TAG Business estimates that currently available cash will not be able to provide sufficient funds to meet the planned obligations of the TAG Business for the 12 months from September 30, 2022.

The ability of the TAG Business to continue as a going concern is dependent on the TAG Business’s ability to successfully implement its plans. The management of the TAG Business believes that it will be able to continue to grow the TAG Business’s revenue base and control expenditures. In parallel, the TAG Business continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance the TAG Business’s business development activities, general and administrative expenses, and growth strategy. These alternatives include external borrowings, raising funds through public equity, or tapping debt markets. Although there is no assurance that, if needed, the TAG Business will be successful with its fundraising initiatives, the TAG Business believes that the Business Combination transaction significantly increases its ability to access the capital going forward. The combined financial statements attached to the Form 8-K/A do not include any adjustments that might result from the outcome of these uncertainties.

On November 14, 2022, the TAG Business and its sole shareholder completed its business combination with AGBA Acquisition Limited. The post-combination company has been renamed “AGBA Group Holding Limited” and its ordinary shares and warrants began trading on the Nasdaq Capital Market on November 15, 2022 under the ticker symbols “AGBA” and “AGBAW,” respectively.

Previously, as part of the Legacy Group, the TAG Business has been dependent upon other members of the Legacy Group for all its working capital and financing requirements. Prior to the Business Combination, the Legacy Group used a centralized approach to cash management and financing of the group’s operations. Accordingly, the majority of the surplus cash of the TAG Business, prior to the Business Combination, was regularly transferred within the Legacy Group, allowing the Legacy Group to fund its various operating and investing activities as needed. Cash transfers to and from the Legacy Group’s cash management accounts are reflected within cash and cash equivalents.

In addition, certain subsidiaries of the TAG Business have contracted with certain members of the Legacy Group to provide administrative and support services to the TAG Business and its subsidiaries. The management of the TAG Business and of AGBA expects that these service agreements will continue, pursuant to their terms, following the Business Combination, thereby allowing those subsidiaries access to the same administrative and support services that they have received historically. See the Proxy Statement at “Certain Transactions and Related Party Transactions — Certain Transactions of the TAG Business — Administrative Services Agreements” for additional details about the intra-group services currently provided and expected to be provided following the Business Combination. All significant transactions between the TAG Business and its subsidiaries, on the one hand, and members of the Legacy Group, on the other hand, have been included in the combined financial statements of the TAG Business and are reflected in the relevant section of the financial statements.

Future Liquidity

On a recurring basis, the primary future cash needs of the Post-Combination Company will be centered on operating activities, working capital, capital expenditures, investment, regulatory and compliance costs. The ability of the Post-Combination Company to fund these needs will depend, in part, on its ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory, and other factors that are beyond its control.

Following the Business Combination, the capital structure of, and sources of liquidity for, the TAG Business and its subsidiaries will change from their historical precedents. The TAG Business and its subsidiaries will no longer be part of the Legacy Group and will no longer participate in the Legacy Group’s centralized cash management program. The ability of the Post-Combination Company to fund its operating needs will depend on its future ability to continue to generate positive cash flow from operations and raise capital in the capital markets. Both the TAG Business’s and AGBA’s management believe that the Post-Combination Company will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances, and external borrowings and fund raising. Both the TAG Business’s and AGBA’s management expect that the primary cash requirements of the Post-Combination Company in 2022 will be to fund capital expenditures for (i) expansion of the B2B platform business and (ii) fintech investments.

If these sources of liquidity need to be augmented, additional cash requirements would likely need to be financed through the issuance of debt or equity securities; however, there can be no assurances that the Post-Combination Company will be able to obtain additional debt or equity financing on acceptable terms, or at all, in the future.

The TAG Business expects that operating losses could continue into the foreseeable future as it continues to invest in growing its business. Based upon its current operating plans, the management of the TAG Business believes that cash and equivalents will not be able to provide sufficient funds to its operations for at least the next 12 months from the date of its combined financial statements provided with the Form 8-K/A. However, these forecasts involve risks and uncertainties, and actual results could vary materially. The TAG Business’s management has based this estimate on assumptions that may prove to be wrong, and the TAG Business could deplete its capital resources sooner than it expects. See “— Liquidity and Going Concern” below.

The TAG Business’s future capital requirements and the adequacy of available funds will depend on many factors, including but not limited to, its ability to grow its revenues, the impact of the COVID-19 pandemic, and its response to business challenges, including the need to develop new platform features and services or enhance its existing platform, improve its operating infrastructure, or acquire complementary businesses and technologies. The TAG Business may seek additional equity or debt financing.

Cash Flows

As of September 30, 2022 and December 31, 2021, the TAG Business had cash and cash equivalents of approximately US$16,260,750 and US$38,595,610, respectively.

Comparison of the nine months ended September 30, 2022 and 2021

The following table summarizes the TAG Business’s cash flows for the periods presented:

	Nine months ended September 30,
	2022	2021
	(US$ in thousands)
Net cash (used in) provided by operating activities	(2,132)	2,172
Net cash (used in) provided by investing activities	(6,870)	183,526
Net cash used in financing activities	(12,776)	(13,061)
Effect on exchange rate change on cash and cash equivalents	(364)	(56)
Net change in cash, cash equivalents and restricted cash	(22,142)	172,581
Cash, cash equivalents and restricted cash, at the beginning	73,081	61,768
Cash, cash equivalents and restricted cash, at the end	50,939	234,349
Representing as:-
Cash and cash equivalents	16,261	194,837
Restricted cash	34,678	39,512

The following table sets forth a summary of our working capital:

	September 30, 2022	December 31, 2021	Variance	%
Total Current Assets	$54,777	$83,779	$(29,002)	(34.62)
Total Current Liabilities	$69,122	$61,364	$7,758	12.64
Working Capital (Deficit)	$(14,345)	$22,415	$(36,760)	(164.00)

Working Capital

The working capital deficit as of September 30, 2022 amounted to approximately US$14.35 million, as compared to working capital of approximately US$22.42 million at December 31, 2021. The decline in working capital was mainly due to the additional operating capital used in the TAG Business’s business expansion.

Cash Flows from Operating Activities

Net cash used in operating activities was US$2.13 million for the nine months ended September 30, 2022, as compared to net cash provided by operating activities of US$2.17 million for the nine months ended September 30, 2021.

Net cash used in operating activities for the nine months ended September 30, 2022 was primarily the result of a net loss of US$13.73 million, a decrease in loans receivable of US$2.33 million, an increase in accounts payable and accrued liabilities of US$2.77 million, escrow liabilities of US$0.19 million, and income tax payable of US$0.35 million. These amounts were partially offset by the increase in accounts receivable of US$1.54 million, and deposits, prepayments, and other receivable of US$0.27 million, and non-cash adjustments consisting of unrealized investment loss of US$2.79 million, net foreign exchange loss of US$4.69 million and depreciation of property and equipment of US$0.29 million.

Net cash provided by operating activities for the nine months ended September 30, 2021 was primarily the result of the net income of US$107.41 million, a decrease in accounts receivable of US$1.67 million, loans receivable of US$13.02 million, and an increase in income tax payable of US$23.50 million. These amounts were partially offset by an increase in deposits, prepayments, and other receivable of US$1.94 million, decrease in escrow liabilities of US$4.77 million, accounts payable and accrued liabilities of US$1.92 million, and non-cash adjustments consisting of loss on equity method investments of US$1.60 million, realized investment income of US$136.29 million, accreted interest of US$0.18, foreign exchange loss of US$0.04 million, and depreciation of property and equipment of US$0.03 million.

Cash Flows from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2022 of US$6.87 million was primarily due to proceeds from consideration receivables of US$1.85 million, offset by the payment of an earnest deposit to the Legacy Group of US$7.85 million, and the purchase of an office building of US$0.87 million.

Net cash provided by investing activities for the nine months ended September 30, 2021 of US$183.53 million was primarily due to proceeds from the sale of investments of US$186.96, offset by the purchase of non-marketable equity securities of US$3.43 million.

Cash Flows from Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2022 of US$12.78 million was primarily due to the dividend distribution of US$17.44 million to the Legacy Group that occurred in early 2022, offset by advances from the Legacy Group of US$0.20 million and proceeds from borrowings of US$4.46 million.

Net cash used in financing activities for the nine months ended September 30, 2021 of US$13.06 million primarily consisted of repayment to the Legacy Group of US$12.99 and repayment of bank borrowings of US$0.07 million.

Liquidity and Going Concern

The coronavirus pandemic (“COVID-19”) continues to impact countries, communities, supply chains and markets, global financial markets, and various industries. To date, COVID-19 has had a negative impact on the TAG Business’s operating activities and the ability to obtain external financing to fund its expansion and growth strategies. The Omicron wave and the resulting government anti-pandemic measures that impacted Hong Kong most severely in March and April 2022, for example, had an overall negative effect on business operations. TAG Business is unable to predict whether or how the global pandemic will continue to have a negative impact on the future financial condition and results of operations.

The combined financial statements of the TAG Business have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The management of the TAG Business estimates that currently available cash will not be able to provide sufficient funds to meet the TAG Business’s planned obligations for the next 12 months from the date that these combined financial statements were made available to be issued.

For the year ended December 31, 2021, the TAG Business reported a net income of approximately US$96.46 million. With a significant gain from the sale of its long-term investment, described in the paragraph below, the TAG Business achieved retained earnings of approximately US$52.13 million as of December 31, 2021.

In June 2021, JPMorgan Chase announced a transaction to acquire 100% of the equity interests in Nutmeg Saving and Investment Limited, a company in which the Fintech owned a 21.26% equity interest. The transaction closed in September 2021 with a cash consideration of US$186.82 million, resulting in the realized gain by the TAG Business of approximately US$139.16 million. During the year ended December 31, 2021, the TAG Business repaid a net amount of approximately US$164.0 million to the Legacy Group to settle all outstanding balances.

As of December 31, 2021, the TAG Business had an available cash balance of US$38.6 million.

As of September 30, 2022, the TAG Business had an available cash balance of US$16.2 million.

For the nine months ended September 30, 2022, the TAG Business generated a net loss of approximately US$13.7 million. However, coupled with its business expansion, the TAG Business reported significant sales growth with revenue of approximately US$19.4 million, and resulting in an operating loss of approximately US$6.4 million. The TAG Business expects to continue its business growth and exercise its cost initiative plan to closely monitor the future spending.

The ability of the TAG Business to continue as a going concern is dependent on the management’s ability to successfully implement its plans. The management of the TAG Business believes that the TAG Business will be able to continue to grow its revenue base and control expenditures. In parallel, the management of the TAG Business continually monitors the TAG Business’s capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance its business development activities, general and administrative expenses and growth strategy. Upon the successful business combination, the post combination company will expedite these alternatives, including the raising funds through public equity or debt markets. Although there is no assurance that, if needed, the TAG Business will be successful with its fundraising initiatives, the management of the TAG Business believes that the Business Combination transaction will significantly increase its ability to access capital going forward. The combined financial statements attached to the Form 8-K/A do not include any adjustments that might result from the outcome of these uncertainties.

On November 14, 2022, the TAG Business and its sole shareholder completed its business combination with AGBA Acquisition Limited. The post-combination company has been renamed “AGBA Group Holding Limited” and its ordinary shares and warrants began trading on the Nasdaq Capital Market on November 15, 2022 under the ticker symbols “AGBA” and “AGBAW,” respectively.

Material Cash Requirements

The TAG Business has suffered from net loss during the nine months ended September 30, 2022. However, the TAG Business achieved profitability during the year ended December 31, 2021, and the management of the TAG Business expects to generate the profitable operating results for the foreseeable future, after a full recovery from the anti-pandemic policy in Hong Kong. Management expects net cash expended in 2022 to be higher than 2021. As of September 30, 2022, the TAG Business had an accumulated deficit of US$8.61 million. The TAG Business’s material cash requirements are highly dependent upon the additional financial support from its business operations in the next 12 – 18 months.

Capital commitments

As of September 30, 2022, there was no capital commitments involved with TAG Business.

Off-Balance Sheet Arrangements

The TAG Business is not party to any off-balance sheet transactions. It has no guarantees or obligations other than those which arise out of normal business operations.

The TAG Business has not engaged in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, net revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

The TAG Business does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, or VIEs, which would have been established for the purpose of facilitating off-balance sheet arrangements. The TAG Business has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Quantitative and Qualitative Disclosures about Market Risk

The TAG Business is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Its market risk exposure is primarily associated with interest rate, credit, liquidity, foreign currency, and economic and political risk in all its major operations.

Interest Rate Risk

The TAG Business and its subsidiaries have insignificant interest-bearing assets, and its income and operating cash flows are substantially independent of changes in market interest rates. To the extent that it exists, the TAG Business’s interest-rate risk arises from bank borrowings and related party loans. The TAG Business manages interest rate risk by shifting the issuance and maturity dates of its variable rate debt, limiting the amount of variable rate debt, and continually monitoring the impact of changes in market interest rates. As of September 30, 2022 and December 31, 2021, the borrowings were at fixed interest rates.

Credit Risk

Financial instruments that potentially subject the TAG Business to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$500,000 (approximately US$64,102) if the bank with which an individual/a company holds its eligible deposit fails. As of September 30, 2022, a cash balance of US$16.3 million (approximately HK$127.6 million) and funds held in escrow of US$34.7 million (approximately HK$272.2 million) were maintained at financial institutions in Hong Kong, of which approximately US$51.0 million (approximately HK$399.9 million) was subject to credit risk. While the TAG Business management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts and loans receivable, the TAG Business determines, on a continuing basis, the probable losses and sets up an allowance for doubtful accounts and loan losses based on the estimated realizable value. Credit of money lending business is controlled by the application of credit approvals, limits, and monitoring procedures.

The TAG Business uses internally-assigned risk grades to estimate the capability of borrowers to repay the contractual obligations of their loan agreements as scheduled or at all. The TAG Business’s internal risk grade system is based on experiences with similarly graded loans and the assessment of borrower credit quality, such as, credit risk scores, collateral, and collection history. Individual credit scores are assessed by credit bureaus, such as TransUnion. Internal risk grade ratings reflect the credit quality of the borrower, as well as the value of collateral held as security. To minimize credit risk, the TAG Business requires collateral arrangements to all mortgage loans and has policies and procedures for validating the reasonableness of the collateral valuations on a regular basis. Management of the TAG Business believes that these policies effectively manage the credit risk from advances.

The TAG Business conducts its business with creditworthy third parties. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant. The credit risk of the TAG Business’s financial assets, which comprise loans receivable, accounts receivable, deposits and other receivables, investments, and cash and cash equivalents, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these instruments.

Liquidity Risk

Liquidity risk is the risk that the TAG Business will not be able to meet its financial obligations as they become due. The policy of TAG Business is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the TAG Business’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, then the liquidity risk increases.

Foreign Currency Risk

The TAG Business is exposed to market risks from changes in currency exchange rates. These exposures may impact future earnings and/or operating cash flows. B2B mainly operates in Hong Kong, while Fintech has mainly invested in Europe. As a result, most of the monetary assets, liabilities, and transactions of the TAG Business are principally denominated in Hong Kong dollars, United States dollars, and UK pounds Sterling.

A majority of the commission revenue and expenditure incurred by the various business segments of B2B were denominated in Hong Kong dollars, the business’s functional currency. As a result, the management of B2B does not anticipate significant transactional currency exposure. The TAG Business and its subsidiaries have not used any derivatives to hedge their exposure to foreign currency risk.

Economic and Political Risk

The TAG Business’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence its growth prospects, financial condition, and results of operations. See the section of the Proxy Statement entitled “Risk Factors — Risk Factors Relating to the TAG Business’s Hong Kong Operations and Proximity to the PRC — The TAG Business is subject to many of the economic and political risks associated with emerging markets due to its operations in Hong Kong and China. Adverse changes in Hong Kong’s or China’s economic, political, and social conditions as well as government policies could adversely affect the TAG Business’s business and prospects.”

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations of the TAG Business are based upon its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially.

Use of Estimates and Assumptions

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the TAG Business’s combined financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, impairment of short-term and long-term investments, deferred taxes and uncertain tax position, and allocation of expenses from the Legacy Group.

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the TAG Business’s critical and significant accounting estimates. Actual results could differ from these estimates.

Foreign Currency Translation and Transactions

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the TAG Business is United States Dollar (“US$”) and the accompanying combined financial statements have been expressed in US$. In addition, the TAG Business and its subsidiaries are operating in Hong Kong and maintain their books and record in their local currency, Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in shareholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The TAG Business maintains most of its bank accounts in Hong Kong.

Restricted Cash — Fund Held in Escrow

Fund held in escrow represent restricted cash and cash equivalents maintained in certain bank accounts that are held for the exclusive interest of the TAG Business’s customers. The TAG Business currently acts as a custodian to manage the assets and investment portfolio on behalf of its customers under the terms of certain contractual agreements, which the TAG Business does not have the right to use for any purposes, other than managing the portfolio.

The TAG Business also restricts the use of the assets underlying the funds held in escrow to meet with regulatory requirements and classifies the assets as current based on their purpose and availability to fulfill its direct obligation under escrow liability. Upon receiving escrow funds, the TAG Business records a corresponding escrow liability.

Accounts Receivable, net

Accounts receivable include trade accounts due from customers in insurance brokerage and asset management businesses.

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable from insurance companies in the provision of brokerage agency services are within 45 days upon the execution of the insurance policies. Credit terms with the products providers of investment, unit and mutual funds and asset portfolio are mainly 90 days or a credit period mutually agreed between the contracting parties. The TAG Business seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management of the TAG Business reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

The TAG Business does not hold any collateral or other credit enhancements overs its accounts receivable balances

Loans Receivable, net

Loans receivable are carried at unpaid principal balances, less the allowance for loan losses and charge-offs. The loans receivable portfolio consists of real estate mortgage loans and personal loans.

Loans are placed on nonaccrual status when they are past due 180 days or more as to contractual obligations or when other circumstances indicate that collection is not probable. When a loan is placed on nonaccrual status, any interest accrued but not received is reversed against interest income. Payments received on a nonaccrual loan are either applied to protective advances, the outstanding principal balance or recorded as interest income, depending on an assessment of the ability to collect the loan. A nonaccrual loan may be restored to accrual status when principal and interest payments have been brought current and the loan has performed in accordance with its contractual terms for a reasonable period (generally six months).

If the TAG Business determines that a loan is impaired, the TAG Business next determines the amount of the impairment. The amount of impairment on collateral dependent loans is charged off within the given fiscal quarter. Generally, the amount of the loan and negative escrow in excess of the appraised value less estimated selling costs, for the fair value of collateral valuation method, is charged off. For all other loans, impairment is measured as described below in Allowance for Loan Losses.

Allowance for Loan Losses (“ALL”)

The adequacy of the TAG Business’s ALL is determined, in accordance with ASC Topics 450-20 “Loss Contingencies” includes management’s review of the TAG Business’s loan portfolio, including the identification and review of individual problem situations that may affect a borrower’s ability to repay. In addition, management reviews the overall portfolio quality through an analysis of delinquency and non-performing loan data, estimates of the value of underlying collateral, current charge-offs and other factors that may affect the portfolio, including a review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and composition of the loan portfolio.

The ALL reflects management’s evaluation of the loans presenting identified loss potential, as well as the risk inherent in various components of the portfolio. There is significant judgment applied in estimating the ALL. These assumptions and estimates are susceptible to significant changes based on the current environment. Further, any change in the size of the loan portfolio or any of its components could necessitate an increase in the ALL even though there may not be a decline in credit quality or an increase in potential problem loans.

Short-Term and Long-Term Investments, net

The TAG Business invests in equity method investments, debt securities, and equity securities that do not have readily determinable fair values.

Investments in an entity in which the ownership is greater than 20% but less than 50%, or where other facts and circumstances indicate that the TAG Business has the ability to exercise significant influence over the operating and financing policies of an entity, are accounted for using the equity method in accordance with ASC Topic 323: Investments — Equity Method and Joint Ventures. Equity method investments are recorded initially at cost and adjusted subsequently to recognize the share of the earnings, losses or other changes in capital of the investee entity after the date of acquisition. The TAG Business periodically reviews the investments for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Debt securities are classified as held-to-maturity and carried at cost, adjusted for the amortization of premiums and the accretion of discounts using the level-yield method over the remaining period until maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

The TAG Business’s long-term equity investments mainly consist of investments in privately-held companies that do not have a readily determinable fair value. They are accounted for, at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

At each reporting period, the TAG Business makes a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Type	Expected useful life
Land and building	Shorter of 50 years or lease term
Office improvement	3 years
Furniture, fixtures and equipment	5 years
Computer equipment	3 years
Motor vehicle	3 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property and equipment owned and held by the TAG Business are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Accounts payable

Accounts payable represent commission payable to the TAG Business’s financial advisors for the sale of investment funds, investment products, or insurance products. The carrying amount approximates fair value because of the short maturity.

Borrowings

Borrowings are recognized at fair value and repayable in the next twelve months. Interest expense is recognized on a fixed interest rate.

Revenue Recognition

The TAG Business receives certain portion of its non-interest income from contracts with customers, which is accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC Topic 606”).

ASC Topic 606-10 provided the following overview of how revenue is recognized from the TAG Business’s contracts with customers: The TAG Business recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the TAG Business expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price — The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract — Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation — An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

Certain portion of the TAG Business’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The TAG Business considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The TAG Business’s revenue recognition policies are in compliance with ASC Topic 606, as follows:

One-time commissions

The TAG Business earns one-time commissions from the sale of investment products to customers. The TAG Business enters into one-time commission agreements with customers which specify the key terms and conditions of the arrangement. One-time commissions are separately negotiated for each transaction and generally do not include rights of return, credits or discounts, rebates, price protection, or other similar privileges, and typically paid on or shortly after the transaction is completed. Upon the purchase of an investment product, the TAG Business earns a one-time commission from customers, calculated as a fixed percentage of the investment products acquired by its customers. The TAG Business defines the “purchase of an investment product” for its revenue recognition purpose as the time when the customers referred by the TAG Business has entered into a subscription contract with the relevant product provider and, if required, the customer has transferred a deposit to an escrow account designated by the TAG Business to complete the purchase of the investment products. After the contract is established, there are no significant judgments made when determining the one-time commission price. Therefore, one-time commissions are recorded at point in time when the investment product is purchased.

The TAG Business also facilitates the arrangement between Insurance providers and Individuals or businesses by providing insurance placement services to the insureds and is compensated in the form of one-time commissions from the respective insurance providers. The TAG Business primarily facilitates the placement of life, general, and MPF insurance products. The TAG Business determines that insurance providers are the customers.

The TAG Business primarily earns commission income arising from the facilitation of the placement of an effective insurance policy, which is recognized at a point in time when the performance obligation has been satisfied upon execution of the insurance policy as the TAG Business has no future or ongoing obligation with respect to such policies. The commission fee rate, which is paid by the insurance providers, based on the terms specified in the service contract which are agreed between the TAG Business and insurance providers for each insurance product being facilitated through the TAG Business. The commission earned is equal to a percentage of the premium paid to the insurance provider. Commission from renewed policies is variable consideration and is recognized in subsequent periods when the uncertainty around variable consideration is subsequently resolved (e.g., when customer renews the policy).

In accordance with ASC Topic 606, Revenue Recognition: Principal Agent Considerations, the TAG Business evaluates the terms in the agreements with its channels and independent contractors to determine whether or not the TAG Business acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenue in a gross or net basis depends upon whether the TAG Business has control over the services prior to transferring it. Control is demonstrated by the TAG Business which is primarily responsible for fulfilling the provision of placement services through the TAG Business’s licensed insurance brokers to provide agency services. The commissions from insurance providers are recorded on a gross basis and commission paid to independent contractors or channel costs are recorded as commission expense in the statements of operations.

The TAG Business also offers the sale solicitation of real estate property to the final customers and Is compensated in the form of commissions from the corresponding property developers pursuant to the service contracts. Commission income is recognized at a point of time upon the sale contracts of real estate property is signed and executed.

Recurring service fees

The TAG Business provides asset management services to investment funds or investment product providers in exchange for recurring service fees. Recurring service fees are determined based on the types of investment products the TAG Business distributes and are calculated as a fixed percentage of the fair value of the total investment of the investment products, calculated daily. These customer contracts require the TAG Business to provide investment management services, which represents a performance obligation that the TAG Business satisfies over time. After the contract is established, there are no significant judgments made when determining the transaction price. As the TAG Business provides these services throughout the contract term, for the method of calculating recurring service fees, revenue is calculated on a daily basis over the contract term, quarterly billed and recognized. Recurring service fee agreements do not include rights of return, credits or discounts, rebates, price protection, performance component or other similar privileges and the circumstances under which the fixed percentage fees, before determined, could be not subject to clawback. Payment of recurring service fees are normally on a regular basis (typically monthly or quarterly).

Interest income

Interest income meets the scope exception under ASC Topic 606. The TAG Business offers money lending services from loan origination in form of mortgage and personal loans. In compliance with ASC Topic 825, interest income is recognized monthly in accordance with their contractual terms and recorded as interest income in the combined statement of operations. The TAG Business does not charge prepayment penalties from its customers. Interest income on mortgage and personal loans is recognized as it accrued using the effective interest method. Accrual of interest income on mortgage loans is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days delinquent.

Commission Expense

Selling and marketing expenses primarily consists of commission charges to the agents. The TAG Business recognizes cost of revenue as expenses are incurred and included in selling expenses.

Advertising Costs

The TAG Business expenses advertising costs as incurred.

Cost Allocation

Cost allocation includes allocation of certain general and administrative costs, selling expenses, and other operating costs paid by the Legacy Group. General and administrative expenses consist primarily of payroll and related expenses of senior management and the TAG Business’s employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. Allocated selling and marketing expense was mainly marketing expenses. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcount as well as estimates of time spent on the provision of services attributable to the TAG Business and the related expenses resulting from the acquisitions of its subsidiaries.

Government Subsidies

A government subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the TAG Business receives government subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled.

Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC Topic 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC Topic 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The TAG Business is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Hong Kong. The TAG Business is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level.

Segment Reporting

ASC Topic 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the TAG Business’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the TAG Business’s business segments.

The TAG Business uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the TAG Business’s chief operating decision maker (CODM) for making decisions, allocating resources and assessing performance. The TAG Business’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the TAG Business. Based on management’s assessment, the TAG Business determined that it has the following operating segments:

Entities:	Segments		Business Activities
OPH	Asset Management Business	●	Providing the portfolio management services to the customers to earn the asset management service fee
		●	Facilitating the placement of investment products for the fund and/or product provider, in exchange for the fund management services
	Insurance Brokerage Business	●	Facilitating the placement of insurance products to the insured, through the licensed insurance brokers or agents, in exchange for the commission from the insurance providers
	Money Lending Business	●	Providing the lending services whereby the TAG Business makes secured and/or unsecured loans to creditworthy customers
	Real Estate Agency Business	●	Solicitation of real estate sales for the developers, in exchange for one-time commissions
Fintech	Fintech Business	●	Managing an ensemble of fintech investments and operating a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments and social sharing since its launch in November 2020.

All of the TAG Business’s revenues were generated in Hong Kong.

Based on management’s assessment, the TAG Business determined that it has five operating segments and therefore five reportable segments as defined by ASC Topic 280, which are (i) the Insurance Brokerage Business, (ii) the Asset Management Business, (iii) the Money Lending Business, (iv) Real Estate Agency Business and (v) Fintech Business. All of the TAG Business’s net revenues were generated in Hong Kong.

Related Parties

The TAG Business follows the ASC Topic 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the TAG Business; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the TAG Business; (e) management of the TAG Business; (f) other parties with which the TAG Business may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The TAG Business follows the ASC Topic 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the TAG Business but which will only be resolved when one or more future events occur or fail to occur. The TAG Business assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the TAG Business or un-asserted claims that may result in such proceedings, the TAG Business evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the TAG Business’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. The management of the TAG Business does not believe, based upon information available at this time that these matters will have a material adverse effect on the TAG Business’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the TAG Business’s business, financial position, and results of operations or cash flows.

Fair Value Measurement

The TAG Business follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC Topic 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC Topic 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the financial instruments of the TAG Business: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, amount due to a related party, accounts payable, escrow liabilities, income tax payable, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The TAG Business accounts for loans receivable at cost, subject to impairment testing. The TAG Business obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The TAG Business’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments — Credit Losses (Topic 326). The new standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the TAG Business for interim and annual periods in fiscal years beginning after December 15, 2022. The management of the TAG Business believes the adoption will modify the way the TAG Business analyzes financial instruments, but it does not anticipate a material impact on results of operations. The TAG Business is in the process of determining the effects the adoption will have on its combined financial statements.

In October 2020, the FASB issued ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs, which clarifies that, for each reporting period, an entity should reevaluate whether a callable debt security is within the scope of ASC 310-20-35-33. For public business entities, ASU 2020-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. For all other entities, ASU 2020-08 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. This Update is not expected to have a significant impact on the TAG Business’s combined financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which makes minor technical corrections and clarifications to the ASC. The amendments in Sections B and C of the ASU are effective for annual periods beginning after December 15, 2020, for public business entities. For all other entities, the amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. This Update is not expected to have a significant impact on the TAG Business’s combined financial statements.

Except for the above-mentioned pronouncements, there are no recently issued accounting standards that will have a material impact on the consolidated financial position, statements of operations, and cash flows of the TAG Business.